Exhibit 19.1

INTREPID POTASH, INC. INSIDER TRADING POLICY
PURPOSE

The purpose of this policy is to ensure compliance with the laws prohibiting “insider trading” in Intrepid Securities or Derivative Securities and to avoid the appearance of impropriety and resulting damage to Intrepid’s reputation for integrity and ethical conduct.

Please contact Intrepid’s General Counsel or Principal Financial Officer with any questions about this policy or its application to any situation involving a purchase, sale, Trade of, or other transaction involving, Intrepid Securities or Derivative Securities. If there is ever a question as to whether it is appropriate for an individual to buy, sell, Trade, or enter into any transaction involving Intrepid Securities or Derivative Securities, it is better to seek advice and limit exposure to potential insider trading allegations to protect Intrepid and the individual.

DEFINITIONS

10b5-1 Plan – A written plan, including “blind trusts,” permitting individuals named in the plan to Trade Intrepid Securities or Derivative Securities in the limited circumstances and subject to the terms and conditions specified in the plan provided that the plan (a) is approved in advance in accordance with the terms of this policy, and (b) complies with Rule 10b5-1 under the Securities Exchange Act of 1934 and the guidelines described below under “10b5-1 Plans.”

Intrepid Securities – Equity or debt securities of Intrepid.

Derivative Securities – Put or call options or other derivative securities, the value and characteristics of which, depend, in part or whole, on the value and characteristics of Intrepid Securities. Derivative Securities do not include Short Sales, which are specifically prohibited.

Employees – Employees of Intrepid.

Intrepid – Intrepid Potash, Inc. and its subsidiaries.
Material Nonpublic Information – Information concerning Intrepid that is both (a) material (meaning the average investor would want to know the information before deciding whether to buy, sell, or hold Intrepid Securities or Derivative Securities (i.e., such information could affect the market price of Intrepid Securities or Derivative Securities)) and (b) nonpublic (meaning the information has not been disclosed in Intrepid’s filings with the SEC or in a press release issued by Intrepid that has been broadly disseminated to the investing public). Information is not considered public until the second business day after its disclosure in an SEC filing or press release. See “Examples of Material Nonpublic Information” below.

SEC – The U.S. Securities and Exchange Commission.

Senior Employees – Executive officers of Intrepid, Intrepid’s mine managers, and any other employees of Intrepid as designated by the General Counsel or Principal Financial Officer from time to time.

Short Sales – Sales of Intrepid Securities not owned by the seller, or, if owned, not delivered immediately against such sale.

Trade or Trading – Buying or selling, or placing an order to buy or sell, securities either now or in the future, including through cashless exercise of stock options where shares are sold to pay the exercise price. The withholding of stock by Intrepid for Employee income tax liability incurred in connection with the vesting of restricted stock or other equity awards is not included in this definition of “Trading.”

POLICY

Trading in Intrepid Securities or Derivative Securities
All Employees:
•Insider Trading Prohibition. May not purchase or sell Intrepid Securities or Derivative Securities while in possession of Material Nonpublic Information except pursuant to a properly approved and executed 10b5-1 Plan or as otherwise provided in this policy. If the Material Nonpublic Information is disclosed to the public, Employees may not Trade in Intrepid Securities or Derivative Securities until the second business day after that disclosure (i.e., the second day after the applicable SEC filing or press release). This prohibition includes:
—purchases or sales of Intrepid Securities or Derivative Securities by members of the Employee’s household or by family members who do not live in the Employee’s household but whose transactions in Intrepid Securities or Derivative Securities are influenced or controlled by the Employee
—purchases or sales of Intrepid Securities or Derivative Securities by entities controlled by the Employee (corporations, partnerships, trusts, etc.)
The prohibition on Trading while in possession of Material Nonpublic Information continues for as long as any information you have is both material and nonpublic and can continue even after the Employee’s employment or engagement with Intrepid has terminated.

Approved by the Audit Committee of the Board on December 13, 2013 (v. February 2024)

•Tipping Prohibition. May not disclose Material Nonpublic Information to other Employees (except on a need to know basis), family members, or any outside party. This is to assure that no Employee becomes a “tipper,” liable for the Trading of his “tippee” under federal securities laws.
•Family Members. Must instruct household members and any family members who do not live in the Employee’s household but whose transactions in Intrepid Securities or Derivative Securities are influenced or controlled by Employee to observe the above rules and take all reasonable precautions to assure such observance.
•Intrepid Securities. Are encouraged to pre-clear any permitted transactions in Intrepid Securities or entry into a 10b5-1 Plan involving Intrepid Securities with Intrepid’s General Counsel or Principal Financial Officer.
•Derivative Securities. Must pre-clear any transactions involving Derivative Securities or entry into a 10b5-1 Plan involving Derivative Securities with Intrepid’s General Counsel and Principal Financial Officer. The General Counsel and Principal Financial Officer may decline any request in their sole discretion. Transactions in Derivative Securities may allow a person to own securities without the full risks and rewards of ownership and, as a result, a holder of Derivative Securities may no longer have the same objectives as other holders of Intrepid Securities. Accordingly, approval of these transactions will occur only when they do not involve this risk.
•Gifts. The restrictions on Trading in Intrepid Securities and Derivative Securities set out in this policy may apply equally to gifts of Intrepid Securities and Derivative Securities, so Employees should pre-clear proposed gifts with Intrepid’s General Counsel or Principal Financial Officer before the gift is made.
•Restricted Transactions.
oShort Sales. May not engage in Short Sales. Transactions in certain Derivative Securities may in some instances constitute a Short Sale. Section 16(c) of the Securities Exchange Act of 1934 prohibits officers and directors of Intrepid from engaging in Short Sales.
oMargin Accounts/ Pledging. May not hold Intrepid Securities or Derivative Securities in a margin account and may not pledge Intrepid Securities or Derivative Securities as collateral for a loan.
Senior Employees and Members of the Board of Directors:
Are subject to all of the restrictions set forth above, as modified by the following provisions:

Approved by the Audit Committee of the Board on December 13, 2013 (v. February 2024)

•Intrepid Securities. Must pre-clear any transactions in Intrepid Securities or entry into a 10b5-1 Plan involving Intrepid Securities with Intrepid’s General Counsel or Principal Financial Officer.
•Derivative Securities. Must pre-clear any transactions in Derivative Securities or entry into a 10b5-1 Plan involving Derivative Securities with the Audit Committee of Intrepid’s Board of Directors. Transactions in Derivative Securities may allow a person to own securities without the full risks and rewards of ownership and, as a result, a holder of Derivative Securities may no longer have the same objectives as other holders of Intrepid Securities. Accordingly, approval of these transactions will occur only when they do not involve this risk.
•Blackout Period. May not Trade in Intrepid Securities or Derivative Securities during the period commencing at the close of business on the day that is one week before the last day of any fiscal quarter and ending on the second business day after the public release of earnings for that quarter.
•Material Nonpublic Information. Are encouraged to Trade only in periods of relative stability for Intrepid, even when they do not know of Material Nonpublic Information and should limit their transactions in Intrepid Securities or Derivative Securities to periods shortly after all Material Nonpublic Information has been disclosed in an SEC filing or press release (but not before the second business day following the disclosure).
•Pension Fund Blackout. May not Trade in Intrepid Securities during any “pension fund blackout period,” which is defined as the period during which employees participating in Intrepid stock plans are not permitted to execute transactions in Intrepid Securities. All Senior Employees and members of Intrepid’s Board of Directors will be notified of any pension fund blackout periods.
•Margin Accounts. May not establish a margin account for the purposes of buying, carrying, or selling Intrepid Securities or Derivative Securities.
•Pledging. Directors and executive officers of Intrepid are prohibited from pledging Intrepid Securities as collateral for a loan except under special circumstances approved by Intrepid’s Audit Committee. An exception to this prohibition on pledging Intrepid Securities may be granted by the Audit Committee where a director or executive officer wishes to pledge Intrepid Securities as collateral for a loan (not including margin debt) on such terms and conditions determined to be appropriate under the circumstances by the Audit Committee, which shall include, among other conditions, a clear demonstration of the director’s or executive officer’s financial capacity to repay the loan without resort to the pledged Intrepid Securities.

Approved by the Audit Committee of the Board on December 13, 2013 (v. February 2024)

Special Circumstances and Restrictions
At times, Intrepid may determine that it is prudent to restrict Trading by certain employees or groups. Intrepid may also determine that other persons, such as contractors or consultants to Intrepid who have access to Material Nonpublic Information, should be subject to this policy. Intrepid will provide notification of these additional restrictions to any covered employees, contractors, or consultants.
Transactions Under Intrepid Plans
Stock Option Exercises. This policy does not apply to the exercise of an employee stock option. This policy does apply, however, to all sales of Intrepid stock upon the exercise of a stock option, regardless of whether such sale is for the purpose of generating cash needed to pay the exercise price or income tax liability.
Vesting of Restricted Stock or Other Equity Awards. This policy does not apply to the withholding of stock by Intrepid for Employee income tax liability incurred in connection with the vesting of restricted stock or other equity awards.
401(k) Plan. This policy does not apply to purchases of Intrepid stock through Intrepid’s 401(k) plan resulting from periodic contributions of money to the 401(k) plan pursuant to an Employee’s payroll deduction. This policy does apply, however, to certain elections Employees may make under the 401(k) plan, including elections which affect the acquisition or disposition of Intrepid stock.
10b5-1 Plans. Trades in Intrepid Securities that are executed pursuant to a duly adopted 10b5-1 Plan are exempt from the prohibitions contained in this policy.
In general, Rule 10b5-l under the Securities Exchange Act of 1934 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. A 10b5-l Plan generally may not be adopted during a blackout period and may only be adopted when the person adopting the plan is unaware of Material Nonpublic Information. Once the 10b5-1 Plan is adopted, the participant must not exercise any influence over the amount of securities to be Traded thereunder, the price at which they are to be Traded or the date of the trades. The 10b5-1 Plan must either specify (including by formula) the amount, pricing, and timing of transactions in advance of any trades or delegate discretion on those matters to an independent third party.
Consequences

Securities market surveillance techniques are very sophisticated, and federal authorities often detect and prosecute even apparently minor insider trading violations. The consequences of an insider trading violation can be severe:

•Failure by any Employee to abide by this policy will result in sanctions, which may include termination of employment.

Approved by the Audit Committee of the Board on December 13, 2013 (v. February 2024)

•Any sanctions imposed upon or liabilities incurred by an Employee for insider trading will be the sole responsibility of the Employee. Intrepid will not cover or indemnify the Employee for these costs.
•Trading on Material Nonpublic Information is a crime subject to fines of up to $5 million and jail terms of up to twenty years for individuals. In addition, the SEC may seek civil penalties of up to three times the profits made or losses avoided from insider trading. Inside traders must also disgorge any profits made and may be subject to civil liability to private plaintiffs.
•Employers and other controlling persons are also at risk under federal law and may be fined if they recklessly fail to take preventive steps to control insider trading.
Examples of Material Nonpublic Information
The following is a list of common types of information that might (depending on the circumstances) be considered “material” and thus considered inside information if it is not generally known or available to the public:
•Earnings information or other operating data for Intrepid or a company doing business with Intrepid, including revenue results, sales data, or other revenue projections
•A pending or potential merger, joint venture, acquisition, disposition, tender offer, or other significant changes in assets by Intrepid or a company doing business with Intrepid
•Material legal actions filed or threatened against Intrepid or material developments with respect to any actions
•A material change, either up or down, in Intrepid’s business, financial condition, or operating results, or in the business, financial condition, or operating results of a company doing business with Intrepid
•Pending or potential changes in dividend or share repurchase policies, or proposals for a stock split or the offering of additional securities
•A change in management
•News about a major contract, lease, or cancellation of an existing contract or lease
•Significant developments regarding customers
•Significant personnel or operations changes
•Financial liquidity problems

Approved by the Audit Committee of the Board on December 13, 2013 (v. February 2024)

•Changes in Intrepid’s auditors or a notification from its auditors that Intrepid may no longer rely on the auditors’ report
•Major financing transactions
•Material write-offs or restructurings
•Anything that is likely to affect the market price of Intrepid Securities, either positively or negatively
Both positive and negative information can be material. Because Trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality, and Trading should be avoided. This list is provided for informational purposes only and is not exhaustive.

Approved by the Audit Committee of the Board on December 13, 2013 (v. February 2024)

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